Exhibit 99.1

NEWS RELEASE
For Immediate Release

Contact:	Laura S. Choi	Jean Mantuano

	Investor Relations	Corporate Communications (media)
	Phone: 609-430-2880, x2216	Phone: 609-430-2880, x2221

Medarex Amends Indenture Governing 2.25% Convertible Senior Notes due
2011 and Announces Close of Consent Solicitation

Princeton, N.J.; October 4, 2006 — Medarex, Inc. (Nasdaq: MEDX) announced today that it has received the requisite consent to adopt the proposed amendments to the indenture (the “Indenture”) governing its outstanding 2.25% Convertible Senior Notes in the aggregate principal amount of $150 million due May 15, 2011 (the “Notes”), pursuant to its previously announced consent solicitation from the holders of record of the Notes on September 21, 2006, described in the Consent Solicitation Statement, dated September 22, 2006 (the “Consent Solicitation Statement”), as supplemented by the supplement to the Consent Solicitation Statement, dated October 2, 2006 (the “Supplement” and together with the Consent Solicitation Statement, the “Supplemented Consent Solicitation Statement”).  Adoption of the proposed amendments required the consent of holders of at least a majority of the aggregate principal amount of the outstanding Notes under the indenture.

Medarex and the trustee of the Notes have entered into a supplemental indenture (the “First Supplemental Indenture”) effecting the amendments to the Indenture governing the Notes and consents with respect to the Notes may no longer be revoked.  As consideration for the amendments to the Indenture and waiver of related defaults and events of defaults, as set forth in the First Supplemental Indenture, Medarex will no longer have the right to redeem the Notes prior to May 15, 2010.  At any time on or after May 15, 2010 and until May 14, 2011, Medarex will have the right to redeem the Notes in cash, in whole or in part, but only if the closing sale price of its common stock for at least 20 of the 30 consecutive trading days immediately prior to the day Medarex gives notice of redemption is greater than 150% of the applicable conversion price on the date of the notice. The cash redemption price for the period from May 15, 2010 to May 14, 2011 will equal 100.3% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest, if any, to, but not including, the date of redemption.

This announcement is not an offer to purchase or sell, a solicitation of an offer to purchase or sell or a solicitation of consents with respect to any securities. The Consent Solicitation was made solely pursuant to the Supplemented Consent Solicitation Statement.

About Medarex

Medarex is a biopharmaceutical company focused on the discovery, development and potential commercialization of fully human antibody-based therapeutics to treat life-threatening and debilitating diseases, including cancer, inflammation, autoimmune disorders and infectious diseases. Medarex applies its UltiMAb® technology and product development and clinical manufacturing experience to generate, support and potentially commercialize a broad range of fully human antibody product candidates for itself and its partners. Thirty-three of these therapeutic product candidates derived from Medarex technology are in human clinical testing or have had INDs submitted for such trials, with six of the most advanced product candidates currently in Phase III clinical trials. Medarex is committed to building value by developing a diverse pipeline of antibody products to address the world’s unmet healthcare needs. For more information about Medarex, visit its website at www.medarex.com.

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